Exhibit (s)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

Virtus Total Return Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	457(c)	20,625,000	$8.36(1)	$172,425,000	$92.70	$15,984
Fees to be Paid	Other	Rights to Purchase Shares of Common Stock(2)	—			—
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$172,425,000		$15,984
	Total Fees Previously Paid							$15,984
	Total Fee Offsets
	Net Fee Due							$0

(1)	Based on the average of the high and low prices for the Fund’s Common Stock reported on the New York Stock Exchange, Inc. on July 27, 2022.
(2)	No separate consideration will be received by the Registrant. Any shares issued pursuant to the offering of rights to purchase shares of common stock, including any shares issued pursuant to an over-subscription privilege or a secondary over-subscription privilege, will be shares registered under this Registration Statement.